===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             PPG Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                  LOGO OF PPG

      PPG Industries, Inc.  One PPG Place  Pittsburgh, Pennsylvania 15272

                                                                  March 6, 2001

DEAR SHAREHOLDER:

  You are cordially invited to attend the Annual Meeting of Shareholders of PPG Industries, Inc. to be held on Thursday, April 19, 2001, in the Pittsburgh Marriott Hotel, City Center, 112 Washington Place, Pittsburgh, Pennsylvania. The meeting will begin at 11:00 A.M. We look forward to greeting personally those shareholders who will be able to be present. This booklet includes the notice of the Annual Meeting and the Proxy Statement, which contains information about the business of the Annual Meeting and about your Board of Directors and its committees and certain executive officers.

  This year, in addition to the election of four Directors, you are being asked to act on a proposal to approve a performance-based annual compensation plan and a proposal to approve a performance-based long-term compensation plan. Each compensation plan is intended to preserve the Company's tax deductibility of Executive Officer compensation. Your Board of Directors recommends that you vote in favor of both of these proposals.

  You are also being asked to vote on two shareholder proposals. Your Board of Directors recommends that you vote against both of these shareholder proposals.

  It is important that your shares be represented at the Annual Meeting. You are, therefore, urged to complete, date and sign the accompanying Proxy and Voting Instruction Card and return it promptly in the return envelope provided whether or not you plan to attend personally.


                                          Sincerely yours,
                                          /s/ Raymond W. LeBoeuf
                                          Raymond W. LeBoeuf
                                          Chairman of the Board

                             PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 19, 2001

  Notice is hereby given that the Annual Meeting of Shareholders of PPG Industries, Inc. will be held on Thursday, April 19, 2001, at 11:00 A.M., prevailing time, in the PITTSBURGH MARRIOTT HOTEL, CITY CENTER, 112 WASHINGTON PLACE, PITTSBURGH, PENNSYLVANIA, for the purpose of considering and acting upon the following:

  1. The election of four Directors.

  2. A proposal to approve the Executive Officers' Annual Incentive Compensation Plan, establishing a performance-based annual compensation plan intended to preserve tax deductibility under Section 162(m) of the Internal Revenue Code.

  3. A proposal to approve the Executive Officers' Total Shareholder Return Plan, establishing a performance-based long-term compensation plan intended to preserve tax deductibility under Section 162(m) of the Internal Revenue Code.

  4. If presented at the Annual Meeting, a shareholder proposal regarding declassification of the Board of Directors.

  5. If presented at the Annual Meeting, a shareholder proposal urging the Board to adopt a new workplace code of conduct.

  Only shareholders of record of the Company as of the close of business on February 20, 2001 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

  Admission to the Annual Meeting will be by Admission Card only. If you are a shareholder of record or a Savings Plan participant and plan to attend, you may obtain an Admission Card by marking the box provided on the Proxy and Voting Instruction Card. If your shares are not registered in your name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will request an Admission Card for you or provide you with evidence of your ownership that will gain you admission to the Annual Meeting.

Michael C. Hanzel, Secretary

                                                      Pittsburgh, Pennsylvania
                                                      March 6, 2001

                              PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                                PROXY STATEMENT
                 Annual Meeting of Shareholders--April 19, 2001

                               Table of Contents

                                                                           Page
                                                                           ----
Voting Securities.........................................................   2
Election of Directors.....................................................   4
  Committees of the Board.................................................   6
  Compensation of Directors...............................................   7
  Other Transactions......................................................   8
Compensation of Executive Officers........................................   9
  Compensation Committee Report on Executive Compensation.................   9
  Summary of Named Executives' Compensation...............................  12
  Option Grants...........................................................  13
  Option Exercises and Fiscal Year-End Values.............................  14
  Long-Term Incentive Plan Awards.........................................  14
  Retirement Plans........................................................  14
  Change In Control Arrangements..........................................  15
Board Proposals to Preserve Tax Deductibility.............................  16
  Proposal No. 1--Approval of the Executive Officers' Annual Incentive
   Compensation Plan......................................................  16
  Proposal No. 2--Approval of the Executive Officers' Total Shareholder
   Return Plan............................................................  18
Proposals of Certain Shareholders.........................................  20
  Proposal No. 3--Regarding Declassification of the Board.................  20
   Shareholder's Supporting Statement.....................................  20
   Board of Directors' Statement Recommending a Vote Against this
   Shareholder Proposal...................................................  20
  Proposal No. 4--Regarding Adoption of a Workplace Code of Conduct Based
   on International Labor Organization Conventions........................  21
   Shareholder's Supporting Statement.....................................  21
   Board of Directors' Statement Recommending a Vote Against this
   Shareholder Proposal...................................................  22
Auditors..................................................................  22
Shareholder Return Performance Graph......................................  23
Miscellaneous.............................................................  24
  Vote Required...........................................................  24
  Solicitation Costs......................................................  24
  Shareholder Proposals for the Next Annual Meeting.......................  24
  Section 16(a) Reporting.................................................  24
  Other Matters...........................................................  25
Exhibit A--Audit Committee Charter

                             PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                                PROXY STATEMENT

                Annual Meeting of Shareholders--April 19, 2001

  This Proxy Statement is being mailed to the shareholders of PPG Industries, Inc. (hereinafter sometimes called "PPG" or the "Company") on or about March 6, 2001, in connection with the solicitation of proxies by the Board of Directors of the Company (hereinafter sometimes called the "Board of Directors" or the "Board"). Such proxies, which may be given in the form of the accompanying Proxy and Voting Instruction Card, will be voted at the Annual Meeting of Shareholders of the Company (hereinafter sometimes called the "Meeting") to be held on Thursday, April 19, 2001, at 11:00 A.M., prevailing time, in the PITTSBURGH MARRIOTT HOTEL, CITY CENTER, 112 WASHINGTON PLACE, PITTSBURGH, PENNSYLVANIA and at any adjournment thereof. Proxies may be revoked at will before they have been exercised, but the revocation of a proxy will not be effective until written notice thereof has been given to the Secretary of the Company.

                               ----------------

                               VOTING SECURITIES

  As of the close of business on February 20, 2001, there were outstanding 168,263,827 shares of the Common Stock of the Company, par value $1.66-2/3 per share, the only class of voting securities of the Company outstanding. Only shareholders of record as of the close of business on February 20, 2001, are entitled to notice of and to vote at the Meeting. Except with respect to the election of Directors, each such shareholder is entitled to one vote for each share so held. With respect to the election of Directors, the right of cumulative voting exists. That right permits each shareholder to multiply the number of shares the shareholder is entitled to vote by the number of Directors to be elected in order to determine the number of votes the shareholder is entitled to cast for nominees, and, then, to cast all or any number of such votes for one nominee or to distribute them among any two or more nominees in that class. The proxies solicit discretionary authority to vote cumulatively.

  Set forth below is certain information with respect to the beneficial ownership of shares of the Common Stock as of February 20, 2001 by certain persons, including (i) the nominees for Directors, the continuing Directors, one of whom is the Chief Executive Officer of the Company (hereinafter sometimes called the "CEO"), and the four other most highly compensated Executive Officers (as defined under the Securities and Exchange Act of 1934) of the Company (in addition to the CEO) and (ii) such persons as a Group.

                                     Shares of Beneficially Owned Common Stock
                                          and Common Stock Equivalents(1)
                                    -------------------------------------------
      Name of                       Beneficially Owned  Common Stock
 Beneficial Owner                    Common Stock(2)   Equivalents(3) Total(4)
 ----------------                   ------------------ -------------- ---------
Raymond W. LeBoeuf.................       760,374             496       760,870
James G. Berges....................         1,000             130         1,130
Erroll B. Davis, Jr................         3,617           7,202        10,819
Michele J. Hooper..................         4,100           3,333         7,433
Allen J. Krowe.....................         5,991          15,968        21,959
Steven C. Mason....................         4,500          12,748        17,248
Robert Mehrabian...................         4,500          10,471        14,971
Thomas J. Usher....................         3,500           2,789         6,289
David G. Vice......................         9,500           5,818        15,318
David R. Whitwam...................         4,500          12,610        17,110
Frank A. Archinaco.................       367,099             175       367,274
Charles E. Bunch...................       236,666             141       236,807
William H. Hernandez...............       247,608             108       247,716
James C. Diggs.....................        92,124             223        92,347
All of the above as a Group (5)....     1,745,079          72,212     1,817,291

(1) Each of the named owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses, and (ii) the Common Stock Equivalents shown in the second column and described more fully below which have no voting power.

(2) Shares of Common Stock considered to be "Beneficially Owned" include both Common Stock actually owned and shares of Common Stock as to which there is a right to acquire ownership on, or within sixty days after, February 20, 2001. None of the identified beneficial owners holds more than 1% of the shares of Common Stock beneficially owned. The Group consisting of the identified owners and all other Executive Officers holds 1.03% of the shares of Common Stock beneficially owned. Of the shares shown, 638,301, 302,172, 187,426, 225,324 and 83,783 of the shares of Messrs. LeBoeuf,
     Archinaco, Bunch, Hernandez and Diggs, respectively, and 2,500 of the shares held by each of the other beneficial owners named above as a Group (other than Mr. Berges) are shares as to which the beneficial owner has the right to acquire beneficial ownership within sixty days of February 20, 2001, upon the exercise of Options granted under the PPG Industries, Inc. Stock Plan (sometimes also referred to in this Proxy Statement as the "Stock Plan").

(3) Certain Directors hold Common Stock Equivalents in their accounts in the Directors' Common Stock Plan and in their accounts in the Deferred Compensation Plan for Directors (which plans are described under "Compensation of Directors" below). Certain Executive Officers hold Common Stock Equivalents in their accounts in the Company's Deferred Compensation Plan. Common Stock Equivalents are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents earn dividend equivalents until the Common Stock Equivalents are paid, but they carry no voting rights or other rights afforded to a holder of the Common Stock.

(4) This is the sum of the Beneficially Owned Common Stock and the Common Stock Equivalents as shown in the previous two columns.

(5) The Group consists of fourteen persons: the five Executive Officers of the Company as of February 20, 2001 (Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs), the four nominees for Directors and the five continuing Directors other than the CEO.

Capital Research and Management Company ("Capital Research"), an investment adviser with an address at 333 South Hope Street, Los Angeles, California 90071, filed a Schedule 13G with the Securities and Exchange Commission reporting beneficial ownership of Common Stock of the Company as of December 31, 2000. Capital Research reported that it had sole dispositive power over 9,663,000 shares (approximately 5.7% of the outstanding Common Stock of the Company as of December 31, 2000), but no voting power over any of those shares.

                             ELECTION OF DIRECTORS

  Four Directors are to be elected to a class which will serve until 2004 and until their successors have been elected and qualified, or their earlier retirement or resignation. It is intended that the shares represented by each proxy will be voted cumulatively as to each class, in the discretion of the proxies, for the nominees for Directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by the Board of Directors in the event any nominee or nominees become unavailable for election. The principal occupations of, and certain other information regarding, the nominees and the continuing Directors, are set forth below.

                                 ------------

      Nominees to Serve in the Class Whose Term Expires in the Year 2004

                                 ------------

[Photo]
              James G. Berges, President, Emerson Electric Co. Mr. Berges, 53, has been a Director of PPG since October 2000. He has been President of Emerson Electric Co. since May 1999. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He was Executive Vice President of Emerson Electric from 1990 until May 1999. He is also a director of Emerson Electric and of MCN Energy Group, Inc.

[Photo]
              Erroll B. Davis, Jr., Chairman of the Board, President and Chief Executive Officer, Alliant Energy, an electric, gas and water utility company formed as the result of a merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Co., in April 1998. Mr. Davis, 56, has been a Director of PPG since 1994. Prior to the merger which formed Alliant Energy, he was President and Chief Executive Officer of Wisconsin Power and Light Company and WPL Holdings, Inc. He was President of Wisconsin Power and Light Company from 1987 until April 1998 and Chief Executive Officer from 1988 until April 1998. He was President and Chief Executive Officer of WPL Holdings, Inc., the parent company of Wisconsin Power and Light Company, from 1990 until April 1998. He is also a director of BP Amoco Corporation and Alliant Energy.

[Photo]
              Allen J. Krowe, Retired Director and Vice Chairman, Texaco Inc. Mr. Krowe, 68, has been a Director of PPG since 1987. He was Vice Chairman of Texaco Inc., an international petroleum company, from 1993, until his retirement in 1997, having served as Chief Financial Officer from 1988 to 1994. He is also a director of I.B.J. Whitehall Bank & Trust Company and Navistar International Corporation.

[Photo]
              Robert Mehrabian, Chairman of the Board, President and Chief Executive Officer, Teledyne Technologies Inc. Dr. Mehrabian, 59, has been a Director of PPG since 1992. He has been Chairman of the Board, President and Chief Executive Officer of Teledyne Technologies Inc., a provider of aerospace, electronic and communications products, and systems engineering services, since December 2000. He was President and Chief Executive Officer of Teledyne Technologies Inc. from its formation (as a spin-off of Allegheny Teledyne Inc.) in November 1999 until December 2000. He was Executive Vice President of Allegheny Teledyne Inc., a manufacturer of specialty metals, aerospace, electronics, industrial and consumer products, from May 1998 until November 1999. He was Senior Vice President and Segment Executive of Allegheny Teledyne Inc. from 1997 until May 1998. From 1990 until 1997 he was President of Carnegie Mellon University, an educational institution. He is also a director of Teledyne Technologies Inc. and Mellon Financial Corporation.

                                 ------------

                  Continuing Directors--Term Expires in 2002

                                 ------------

[Photo]
              Michele J. Hooper, Former President and Chief Executive Officer, Voyager Expanded Learning, Inc. Ms. Hooper, 49, has been a Director of PPG since 1995. She was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care from June 1998 until Stadtlander was acquired in January 1999. From 1992 until June 1998 she was President, International Business Group of Caremark International, Inc., an alternative-site health care provider which is a subsidiary of Medpartners, Inc. She was also Corporate Vice President of Caremark International, Inc., from 1993 until June 1998. She is also a director of Target Corporation.

[Photo]
              Raymond W. LeBoeuf, Chairman of the Board and Chief Executive Officer, PPG Industries, Inc. Mr. LeBoeuf, 54, has been a Director of PPG since 1995 when he also became President and Chief Operating Officer of the Company. He served as Executive Vice President from April 1994 to December 1995, Vice President, Coatings and Resins from March 1994 to April 1994, and Vice President, Finance and Chief Financial Officer from 1988 until March 1994. He is also a director of Praxair, Inc. and ITT Industries, Inc.

[Photo]
              David G. Vice, Retired Vice-Chairman, Products and Technology, Northern Telecom Limited. Mr. Vice, 67, has been a Director of PPG since 1988. He was Vice-Chairman, Products and Technology, of Northern Telecom Limited, a telecommunications systems company, from 1990 until his retirement in 1992. He is also a director of Sun Life Assurance Company of Canada and Stackpole Limited.

                                 ------------

                  Continuing Directors--Term Expires in 2003

                                 ------------

[Photo]
              Steven C. Mason, Retired Chairman of the Board and Chief Executive Officer, Mead Corporation. Mr. Mason, 65, has been a Director of PPG since 1990. He was Chairman of the Board and Chief Executive Officer of Mead Corporation, a forest products company, from 1992 until his retirement in 1997. He is also a director of Convergys Corp. and The Elder-Beerman Stores Corp.

[Photo]
              Thomas J. Usher, Chairman of the Board and Chief Executive Officer, USX Corporation. Mr. Usher, 58, has been a Director of PPG since 1996. He has been Chairman of the Board and Chief Executive Officer of USX Corporation, a major producer of energy and metal products, since 1995. He served as President of the U.S. Steel Group from 1991 until 1994 and as President and Chief Operating Officer of USX from 1994 until 1995. He is also a director of PNC Bank Corp., Transtar, Inc. and Heinz Corporation.

[Photo]
              David R. Whitwam, Chairman of the Board and Chief Executive Officer, Whirlpool Corporation. Mr. Whitwam, 59, has been a Director of PPG since 1991. He has been Chairman of the Board and Chief Executive Officer of Whirlpool Corporation, a manufacturer and distributor of household appliances and related products, since 1987.

Committees of the Board

  The Board of Directors has appointed several standing committees, including an Audit Committee, a Nominating and Governance Committee, an Officers-Directors Compensation Committee and an Investment Committee. During 2000, the Board held nine meetings, while the Audit Committee held three meetings, the Nominating and Governance Committee four meetings, the Officers-Directors Compensation Committee five meetings and the Investment Committee two meetings. The average attendance at meetings of the Board and Committees of the Board during 2000 was over 97%, and each Director attended at least 88% of the total number of meetings of the Board and Committees of the Board on which such Director served. Descriptions of the Audit, Nominating and Governance, Officers-Directors Compensation and Investment Committees are set forth below. None of the members of those Committees is a past or present employee or officer of the Company.

  Audit Committee--The functions of the Audit Committee are primarily to review with the independent public accountants and the Company's officers and internal auditors their respective reports and recommendations concerning audit findings and the scopes of and plans for their future audit programs and to review audits, annual financial statements, accounting and financial controls. The Audit Committee also recommends to the Board of Directors the independent public accountants. The Audit Committee is composed of five independent directors. The members of the Audit Committee are James G. Berges, Erroll B. Davis, Jr., Michele J. Hooper, Steven C. Mason (Chair) and Robert Mehrabian.

  Audit Committee Report to Shareholders--The Audit Committee of the Board of Directors has oversight responsibility for the Company's financial reporting process and the quality of its financial reporting. The Audit Committee operates under a written Audit Committee Charter adopted by the Board of Directors, which is included in this proxy statement as Exhibit A. In connection with the December 31, 2000 financial statements, the Audit
Committee:

  1) Reviewed and discussed the audited financial statements with management,

  2) Discussed with the auditors from the Company's independent accountants, Deloitte & Touche LLP, the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and

  3) Received the written independence disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP their independence.

  Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

  The Audit Committee:

     James G. Berges
     Erroll B. Davis, Jr.
     Michele J. Hooper
     Steven C. Mason
     Robert Mehrabian

  Nominating and Governance Committee--The Nominating and Governance Committee recommends to the Board of Directors the persons to be nominated by the Board to stand for election as Directors at each Annual Meeting of Shareholders, the person or persons to be elected by the Board to fill any vacancy or vacancies in its number, the persons to be elected by the Board to be Chairman of the Board, Vice Chairman of the Board, if any, President, and the Executive Officers of the Company, actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and certain committees appointed by the Board. The Nominating and Governance Committee also annually reports to the Board the Committee's assessment of the performance of the Board as a whole. The members of the Nominating and Governance Committee are James G. Berges, Michele J. Hooper, Allen J. Krowe (Chair), David G. Vice and David R. Whitwam.

  The Company's bylaws provide that nominations for persons to stand for election as Directors may be made by holders of record of Common Stock entitled to vote in the election of the Directors to be elected, provided that a nomination may be made by a shareholder at a meeting of shareholders only if written notice of such nomination is received by the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, held on the third Thursday in April, ninety days prior to such Annual Meeting and (ii) with respect to an election to be held at an Annual Meeting of Shareholders held on a date other than the third Thursday in April or an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each notice of nomination from a shareholder must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
(b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (e) the written consent of each nominee, signed by such nominee, to serve as a director of the Company if so elected.

  Officers-Directors Compensation Committee--The Officers-Directors Compensation Committee (in the Compensation Committee Report and in discussions concerning the proposed adoption of the Executive Officers' Annual Incentive Compensation Plan and the Executive Officers' Total Shareholder Return Plan below sometimes referred to as the "Committee") approves, adopts, administers, interprets, amends, suspends and terminates the compensation plans of the Company applicable to, and fixes the compensation and benefits of, all officers of the Company serving as Directors of the Company (currently only Raymond W. LeBoeuf) and all Executive Officers of the Company. The members of the Officers-Directors Compensation Committee are Steven C. Mason, Robert Mehrabian, Thomas J. Usher and David R. Whitwam (Chair).

  Investment Committee--The Investment Committee reviews the investment policies of the Company concerning its pension plans and certain benefit plans and the asset investment policies of the PPG Industries Foundation. The Committee also reviews (i) the selection of providers of services to such pension and benefit plans of the Company and to the Foundation, (ii) the allocations of assets among classes and the performance of the investments of such pension and benefit plans and the Foundation, and (iii) the actuarial assumptions concerning and the funding levels of the Company's pension plans. The members of the Investment Committee are Erroll B. Davis, Jr. (Chair), Allen J. Krowe, Thomas J. Usher and David G. Vice.

Compensation of Directors

  Directors who are not also Officers receive a basic annual retainer of $30,000 and a fee of $1,000 for each Board or Committee meeting they attend. In addition, the members of the Audit Committee receive an annual retainer of $4,000 while the members of the Nominating and Governance, Officers-Directors Compensation and Investment Committees receive an annual retainer of $3,000 for each Committee. The Chair of each Committee receives an additional $1,000 annually. Any Director who is also an Officer receives no compensation as a

Director. In addition, under the PPG Stock Plan, each Director was granted on February 16, 2000, a Nonqualified Option to purchase 2,500 shares of Common Stock at an exercise price of $52.813 per share. The Options are exercisable one year after the date of grant, provided that the recipient is an active Director on such date.

  Under the Company's Deferred Compensation Plan for Directors, each Director must defer receipt of such compensation as the Board mandates. Currently, the Board mandates deferral of one-third of each payment of the basic annual retainer of each Director. Each Director may also elect to defer the receipt of (i) an additional one-third of each payment of the basic annual retainer,
(ii) all of the basic annual retainer or (iii) all compensation. All deferred payments are held in the form of Common Stock Equivalents and earn dividend equivalents until paid. Payments will be made in the Common Stock of the Company (and cash as to any fractional Common Stock Equivalents).

  Under the Directors' Common Stock Plan, each Director who neither is nor was an employee of the Company and who serves on the Board of Directors as of the day following each Annual Meeting of Shareholders is credited with Common Stock Equivalents worth one-half of the Director's basic annual retainer. The Common Stock Equivalents held in each Director's account earn dividend equivalents until paid. Upon termination of service, the Common Stock Equivalents held in a Director's account will be paid in Common Stock (and cash as to any fractional Common Stock Equivalents).

  Common Stock Equivalents under both the Deferred Compensation Plan for Directors and the Directors' Common Stock Plan are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents carry no voting rights or other rights afforded to a holder of Common Stock.

  As part of its overall program to promote charitable giving, the Company has established a Directors' charitable award program funded by insurance policies on the lives of Directors. Each of the Company's Directors participates in the program. Upon the death of an individual Director, the Company will donate an amount up to and including a total of $1 million to one or more qualifying charitable organizations designated by such Director and approved by the Company. The Company will subsequently be reimbursed from the proceeds of the life insurance policies. Individual Directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company.

Other Transactions

  PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the Directors of PPG are executive officers or were executive officers during 2000. PPG does not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 2000 of the purchaser and seller and all of such transactions were in the ordinary course of business. Some of such transactions are continuing, and it is anticipated that similar transactions will recur from time to time.

                      COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

  The Officers-Directors Compensation Committee of the Board of Directors is responsible for determining and administering the policies which govern the executive compensation programs of the Company. The Committee, which consists entirely of independent outside Directors, met five times in 2000 to establish Company performance goals, base salary pay levels and target annual bonus awards, to approve annual bonus payments and to establish and approve long-term incentives for the CEO and the other four executives named in the compensation table on p. 12 (collectively, the "Named Executives") and certain other Officers of the Company.

Philosophy

  The philosophy of the Committee is that the interests of the Company and its shareholders require attracting and retaining the best possible executive talent, motivating executives to achieve goals which support business strategies and linking executive and shareholder interests. The Committee believes this is generally best accomplished by compensating the CEO and other Executive Officers (referred to collectively in this Proxy Statement as the "Executives") competitively while having a significant portion of their total compensation variable and related to the performance of the Company against established goals and to their overall personal performance in directing the enterprise. The Committee also utilizes equity-based plans for a portion of compensation to link executive and shareholder interests.

Annual Compensation Programs

  The levels of base salary and target annual bonuses for the Executives, including Named Executives, are established annually under a program intended to maintain parity with the market for similar positions. Total annual compensation is targeted at the median of the market value for each position based on data available from several independent market surveys. The Committee believes that the most direct competitors for executive talent are not necessarily the companies that are included in the Dow Jones Industrial Diversified Index or Standard and Poor's Basic Materials Index. Thus, the companies compared for annual compensation purposes and the companies compared for long-term compensation purposes are not the same as the companies included in the index used in the Comparison of Five-Year Cumulative Total Shareholder Return graph on page 23.

  The Executives' base salaries are maintained below the median of the market surveys of comparison data. Annual bonus awards under the Company's Incentive Compensation Plan are then targeted at a level that, when combined with base salaries, approximates the median base salary and annual bonus paid by companies represented in the salary data. Competitive total compensation is achieved when target performance is met but with a larger percent of pay at risk than is the case in the comparison companies.

  Total annual compensation should exceed the median of the comparison data when Company financial performance exceeds targets established by the Committee and individual performance contributes to meeting strategic objectives of the Company. Total annual compensation should be below the median of the comparison data when Company financial performance does not meet targets and/or individual performance does not have a positive effect on strategic objectives.

  The financial performance targets established by the Committee are based on earnings growth, Return on Capital (ROC) and Return on Equity (ROE). On a limited basis, the Committee may decide not to include some one-time accounting adjustments in determining whether the financial performance targets are met. Bonus awards are calculated using these financial targets and an assessment of personal performance related to achievement of strategic objectives of the Company. The personal performance rating of the CEO is determined by the Committee and the other Executives are rated by the CEO.

  Final awards are subject to the discretion of the Committee as permitted in the Incentive Compensation Plan approved by the shareholders. If minimum thresholds of earnings growth, ROC and ROE are not achieved, no awards are granted by the Committee. The Committee has traditionally determined that 20% of the annual bonus award be paid in Common Stock of the Company to build ownership levels and to align the interests of the Executives more closely with those of the shareholders.

Long-Term Incentive Programs

  The Committee has established long-term incentive programs that motivate key employees to invest in the stock of the Company and to cause the Company to grow and profit, provide compensation levels competitive with opportunities available elsewhere in industry and encourage key employees to continue in the employ of the Company.

  Long-term incentives for the Named Executives are currently provided under the PPG Industries, Inc. Stock Plan (the "Stock Plan") and the Total Shareholder Return Plan for Key Employees (the "TSR Plan"). These programs, in combination, provide compensation opportunities competitive with long-term incentive compensation opportunities for large companies identified by independent compensation consulting firms as potential competitors for executive talent.

  The Stock Plan has been approved by shareholders and provides for the granting of stock options to selected employees. The number of stock options granted to Named Executives is determined so that an estimate of potential value of the options and payments under the TSR Plan, when combined with annual compensation discussed above, will approximate the median total annual and long-term compensation paid to executives in the comparison companies. The number of option shares granted is not determined by past Company performance and is not dependent on the number granted in the past or the number presently held. The options are performance related since the value of the option is ultimately determined by the future performance of the Company as reflected by stock price.

  Also, as shown in the Option/SAR Grants in Last Fiscal Year table and related footnotes on page 13, the Named Executives exercised existing options in a manner entitling them to receive Restored Options under the Restored Option provisions of the Stock Plan. The Restored Option provisions encourage Optionees to exercise options earlier during the option term, thereby building stock ownership to better align their interests with the interests of shareholders.

  The TSR Plan provides long-term incentive for Named Executives to generate high shareholder return in relation to the S&P 500 Companies. Contingent share grants are made at the beginning of three-year plan periods and are paid at the end of a period if the Company achieves target performance. Payments are performance based because payments at the end of the period will be zero if minimum performance is not achieved and may exceed the original contingent share grant if shareholder return vs. the S&P 500 Companies is above target. Please see the table on page 14 for contingent grants to Named Executives and additional plan detail.

CEO Compensation

  Mr. LeBoeuf's base salary in 2000 increased by 5.0% over the amount he received in 1999. This change is consistent with the competitive base compensation appropriate to his position as determined according to the competitive salary program described above. Consistent with the Company's philosophy, the fixed salary portion of Mr. LeBoeuf's compensation is below the median base salary paid by the comparison companies. His annual bonus for 2000 was determined 80% on performance of the Company against financial goals and 20% on personal performance against non-financial goals related to strategic objectives of the Company. The Committee rated Mr. LeBoeuf's 2000 performance toward achieving strategic objectives related to growth initiatives, strategic planning, capital allocation, responsiveness to PPG's shareholders and the general management of corporate issues as meeting requirements. However, the financial performance of the Company in 2000 did not meet requirements for target compensation. Mr. LeBoeuf's 2000 annual bonus, therefore, was below the established target level.

  Mr. LeBoeuf was granted 130,000 option shares at Fair Market Value on the date of grant. This grant is consistent with the Committee's philosophy that the estimated value of this program combined with targeted annual compensation will be competitive with total annual and long-term compensation provided by companies that are potential competitors for executive talent.

Other Named Executives' Compensation

  The accompanying compensation tables also list four Executives other than Mr. LeBoeuf ("Other Named Executives"). The Other Named Executives' base salaries were increased over 1999 base salaries consistent with our base pay practice discussed above. The increases in base salary over 1999 for Messrs. Archinaco, Bunch, Hernandez and Diggs are in line with competitive market movement for their positions. Current base salary levels are below the median base salary position of the comparison companies. The Other Named Executives' annual bonus awards were based on Company financial performance measures and non-financial measures directly related to their corporate objectives.

  The size of the stock option grants to Other Named Executives is consistent with the philosophy above and represents a level of long-term incentive that is competitive with the median provided by comparison companies for individuals with similar levels of responsibility. The Other Named Executives also received Restored Options as stated in the Option/SAR Grants in Last Fiscal Year table and related footnotes on page 13.

Deductibility of Compensation

  Gains realized from exercising options under the long-term incentive Stock Plan are exempt from the deductibility limitations under Section 162(m) of the Internal Revenue Code. Compensation paid from the annual bonus plan does not qualify for exemption from deductibility limits under Section 162(m). The Committee believes the annual bonus program must be sufficiently flexible to allow the Committee to adjust awards appropriately for the effect of unusual events such as acquisitions, divestitures and other major corporate, accounting or legal changes impacting on financial performance. There are proposals in this Proxy Statement to replace the current Incentive Compensation Plan with a new annual incentive compensation plan and to replace the current TSR Plan with a new long-term incentive compensation plan so that future income paid through the plans would be exempt from the deductibility limits of Section 162(m) of the Internal Revenue Code. Nonetheless, all taxable income for 2000 of the CEO and Other Named Executives qualified under
Section 162(m) as deductible by the Company. The Committee believes the ability to exercise discretion in determining total compensation is in the best interests of the Company and its shareholders.

Summary

  Through the programs and actions of the Committee described above, a very significant portion of the Company's executive compensation is linked directly to Company performance and returns to shareholders. The Officers-Directors Compensation Committee intends to continue this policy.

  The Officers-Directors Compensation Committee:

     Steven C. Mason
     Robert Mehrabian
     Thomas J. Usher
     David R. Whitwam

Summary of Named Executives' Compensation

  There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2000, 1999 and 1998, of those persons who (i) served as the Chief Executive Officer of the Company at any time during 2000 and (ii) the other four most highly compensated Executive Officers of the Company at December 31, 2000.

                          SUMMARY COMPENSATION TABLE

                                  Annual Compensation        Long-Term Compensation Awards
                             ------------------------------ -------------------------------
                                                  Other      Securities
                                                  Annual     Underlying
       Name and              Salary    Bonus   Compensation Options/SARs     All Other
  Principal Position    Year   ($)    ($)(1)       ($)          (#)      Compensation($)(2)
  ------------------    ---- ------- --------- ------------ ------------ ------------------
R. W. LeBoeuf           2000 840,000   850,000     9,703      130,000          97,090
 Chairman and Chief     1999 800,000   900,000     9,496      221,629         104,550
 Executive Officer      1998 685,000 1,050,000    10,514      187,446          58,620

F. A. Archinaco         2000 470,000   400,000     7,419       98,364          37,874
 Executive Vice
  President             1999 450,000   350,000     5,924       98,775          43,650
                        1998 400,000   380,000     4,886      151,756          32,477

C. E. Bunch             2000 385,000   370,000     4,622       62,777          28,012
 Executive Vice
  President             1999 315,000   240,000     3,214       53,211          27,872
                        1998 290,000   240,000     4,859      103,188          22,889

W. H. Hernandez         2000 360,000   240,000       876       56,317          24,302
 Sr. Vice President,
  Finance               1999 350,000   240,000     1,672       58,504          28,753
                        1998 325,000   250,000     1,245       44,027          19,983

J. C. Diggs             2000 305,000   240,000    18,616       25,000          21,951
 Sr. Vice President and 1999 290,000   200,000     1,728       27,451          25,501
 General Counsel        1998 272,500   220,000     1,327       23,895          16,880

--------
(1) Cash and market value of Common Stock awarded.

(2) The following are included in the amounts shown under All Other Compensation for 2000: Company contributions for Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs, respectively, were $7,438, $7,438, $7,438, $7,438 and $7,438, under the Company's Employee's Savings Plan and under the Company's Benefit Account Plan for each of the Named Executives were $300. The value of premiums paid with respect to term life insurance for the benefit of Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs, respectively, was $946, $971, $444, $361 and $313. The amount shown for Mr. LeBoeuf includes $11,123, and for Mr. Archinaco includes $2,225, which are the portions of interest earned on certain deferred compensation above 120% of the applicable federal rate. The amounts shown for Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs include $29,284, $13,341, $9,430, $8,204 and $5,900, respectively, in Company contributions under the Company's Deferred Compensation Plan in lieu of Company contributions which could not be made under the Savings Plan because of the Internal Revenue Code and Regulations. The figure also includes for Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs, respectively, $48,000, $13,600, $10,400, $8,000 and $8,000 for dividends accrued but not paid under the TSR Plan.

Option Grants

  Shown below is further information on grants of Options under the Company's Stock Plan during fiscal year 2000 to the Named Executives. All of the Options granted in 2000 were Nonqualified Options, as are all outstanding Options. No Stock Appreciation Rights were granted in 2000 and none are outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                            Potential Realizable Value at Assumed
                                                                                 Annual Rates of Stock Price
                                         Individual Grants                    Appreciation for Option Term(/2/)
                         ------------------------------------------------- ---------------------------------------
                                          Percent of
                            Number of       Total
                           Securities    Options/SARs Exercise
                           Underlying     Granted to   or Base
                          Options/SARs   Employees in   Price   Expiration
    Name                 Granted(#)(/1/) Fiscal 2000  ($/Share)    Date    0%($)(/3/)     5%($)         10%($)
    ----                 --------------- ------------ --------- ---------- ---------- ------------- --------------
R. W. LeBoeuf...........     130,000         6.35      52.813   2/15/2010       0         4,318,210     10,941,710
F. A. Archinaco.........      55,000         2.68      52.813   2/15/2010       0         1,826,935      4,629,185
                              43,364         2.12      56.625   2/16/2009       0         1,353,607      3,334,475
                             -------                                                  ------------- --------------
                              98,364                                                      3,180,542      7,963,660
C. E. Bunch.............      35,000         1.71      52.813   2/15/2010       0         1,162,595      2,945,845
                              27,777         1.36      55.188   2/16/2009       0           845,032      2,081,664
                             -------                                                  ------------- --------------
                              62,777                                                      2,007,627      5,027,509
W. H. Hernandez.........      40,000         1.95      52.813   2/15/2010       0         1,328,680      3,366,680
                               1,505          .07      46.563   2/14/2005       0            19,365         42,783
                              14,812          .72      46.563   2/15/2004       0           148,668        320,043
                             -------                                                  ------------- --------------
                              56,317                                                      1,496,713      3,729,506
J. C. Diggs.............      25,000         1.22      52.813   2/15/2010       0           830,425      2,104,175
All Shareholders(/4/)...                                                        0     5,587,764,000 14,158,573,000
Named Executive
 Officers' Gain as % of
 All Shareholders' Gain.                                                        0%            .212%          .210%

--------
(1) All Options were granted at Fair Market Value (the closing price for the Company's Common Stock as reported on the New York Stock Exchange-Composite Transactions) on the date of grant. Five of the Options shown were granted on February 16, 2000, at an Exercise Price of $52.813 and become exercisable one year after the date of grant. The other Options shown on the table were granted to certain of the Named Executives under the Restored Option provisions of the Stock Plan that were approved by the shareholders. Under the Restored Option provisions, which apply to all Nonqualified Options outstanding on December 1, 1992, or granted thereafter, an Optionee who surrenders (or certifies ownership of) shares of Common Stock in payment of the Option Price of an Option is granted a new Nonqualified Option (a "Restored Option") covering the number of shares equal to the number of shares surrendered (or certified as to ownership) and surrendered or withheld to satisfy tax obligations. Restored Options have the same expiration date as the original Option, the exercise of which generated the Restored Option, an Exercise Price equal to the Fair Market Value of the Common Stock on the date of grant of the Restored Option and become exercisable six months after the date of grant.

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of PPG's Common Stock price. PPG did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3) No gain to the Optionees is possible without an increase in stock price. A 0% gain in stock price will result in zero gain for the Optionee.

(4) Based on approximately 168,223,000 issued shares (other than Treasury shares), these amounts are the total increase in shareholder value using the 0%, 5%, and 10% assumed annual appreciation rates and the price and terms of the February 16, 2000 grant.

Option Exercises and Fiscal Year-End Values

  Shown below is information with respect to exercises during 2000 of Options granted under the Stock Plan and information with respect to unexercised Options granted in 2000 and prior years under the Stock Plan.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                                                   Number of Securities      Value of Unexercised
                                                  Underlying Unexercised   In-the-Money Options/SARs
                                                      Options/SARs at           at December 31,
                                                   December 31, 2000(#)           2000($)(1)
                                                 ------------------------- -------------------------
                           Shares
                         Acquired on    Value
  Name                   Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
  ----                   ----------- ----------- ----------- ------------- ----------- -------------
R. W. LeBoeuf...........        0            0     508,301      130,000          0            0
F. A. Archinaco.........   45,000      202,500     247,172       55,000          0            0
C. E. Bunch.............   28,500       87,296     152,426       35,000          0            0
W. H. Hernandez.........   17,652      135,980     185,324       40,000          0            0
J. C. Diggs.............        0            0      58,783       25,000          0            0

--------
(1) Based on the closing price on the New York Stock Exchange-Composite Transactions of the Company's Common Stock on December 31, 2000 (last trading day of fiscal year), which was $46.3125 per share.

Long-Term Incentive Plan Awards

  During 2000, the Officers-Directors Compensation Committee made contingent grants of PPG Common Stock to the Named Executive under the TSR Plan. Under the TSR Plan, contingent share grants are made for three year plan periods and paid out at the end of the period if the Company achieves target performance. Performance is measured by determining where the total shareholder return of PPG Common Stock (stock price plus accumulated dividends) ranks among the total shareholder return for each of the companies in the Standard & Poor's 500 Stock Index. If target performance is met at the end of the award period, payments will equal the original contingent share grant. Payments at the end of the period will be zero if threshold performance is not achieved and may exceed the original contingent grant if PPG total shareholder return is above target performance. Contingent share awards earn dividend equivalents during the award period which are credited in the form of stock equivalents under the PPG Deferred Compensation Plan. Any payments made at the end of the award period under the TSR Plan may be in the form of stock, cash (based on the market value of the number of contingent shares paid in the form of cash) or a combination of both, and may be deferred into the PPG Deferred Compensation Plan. Mr. Bunch received this grant in order to reflect his promotion to executive vice president during 2000.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                         Estimated Future Payouts
                                                                     Under Non-Stock Price-Based Plans
                                                          -------------------------------------------------------
                           Number of    Performances or
                         Shares, Units Other Period Until
                           or Other      Maturation or       Minimum      Threshold      Target        Maximum
 Name                      Rights(#)         Payout       (# of shares) (# of shares) (# of shares) (# of shares)
 ----                    ------------- ------------------ ------------- ------------- ------------- -------------
C. E. Bunch.............     2,000     1/1/99-12/31/2001         0           800          2,000         4,400

Retirement Plans

  The Company's qualified retirement plan for salaried employees and nonqualified retirement plan provide benefits after retirement. The annual benefits payable upon retirement under those plans to persons in hypothetical five-year average annual covered compensation and credited years-of-service classifications (assuming retirement as of January 1, 2001, and date of birth in 1935) are estimated in the following table.

                              Pension Plan Table

  Base and
 Incentive
5-Year Avg.
   Total
Compensation                     Credited Years-of-Service
------------     -------------------------------------------------------------------------
                    15             20             25             30              35
                 --------       --------       --------       --------       ----------
 $  300,000      $ 64,830       $ 86,548       $108,267       $129,985       $  151,704
    500,000       112,590        150,308        188,027        225,745          263,464
    750,000       172,290        230,008        287,727        345,445          403,164
  1,000,000       231,990        309,708        387,427        465,145          542,864
  1,300,000       303,630        405,348        507,067        608,785          710,504
  1,600,000       375,270        500,988        626,707        752,425          878,144
  1,900,000       446,910        596,628        746,347        896,065        1,045,784

  The compensation covered by the Company's qualified retirement plan for salaried employees, which is compulsory and noncontributory, is the salary of a participant as limited by applicable Internal Revenue Service ("IRS") regulations. The compensation covered by the Company's nonqualified retirement plan, which is available only to those employees who participate in the qualified retirement plan for salaried employees and in the Company's Incentive Compensation Plan or Management Award Plan, is the compensation paid under the latter two plans, which for the Named Executives in the Summary Compensation Table on page 12 is shown in the "Bonus" column under "Annual Compensation." Additional benefits may be paid to certain participants under the Company's nonqualified retirement plan equal to any benefit which cannot be paid under the Company's qualified retirement plan for salaried employees because of the restrictions of any applicable IRS regulations. The benefit payable under the Company's qualified retirement plan for salaried employees is a function of a participant's highest consecutive five-year average annual covered compensation during the ten years immediately prior to retirement and credited years-of-service while a plan participant. The benefit payable under the Company's nonqualified retirement plan is a function of the participant's five-year average annual covered compensation for the highest five years out of the final ten years immediately prior to retirement and credited years-of-service. The highest five-year average annual covered compensation under both plans through 2000 for Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs is $1,439,167, $728,167, $510,337, $582,337 and $390,173, respectively. The annual benefits payable under the plans as shown in the table above are estimated on the basis of a straight life annuity notwithstanding the availability of a joint and survivor annuity or lump sum benefit and are not subject to reduction for social security benefits. For purposes of the plans, Mr. LeBoeuf has twenty years of service, Mr. Archinaco thirty-five and one-half years, Mr. Bunch twenty-one and one-half years, Mr. Hernandez ten years and Mr. Diggs four years.

Change In Control Arrangements

  The Company has entered into arrangements with certain key executives, including the Named Executives, providing for the continued employment of such executives for a period of up to three years following a change in control of the Company. The arrangements contemplate that during such three-year period, such executives would continue to be employed in capacities, and compensated on a basis, commensurate with their capacities and compensation before the change in control occurred. The arrangements contemplate, further, that in the event the executive's employment is terminated (a) for any reason by the executive during a thirty day window period beginning one year after a change in control, (b) at any time during the three years following a change in control by the executive because either he has not been employed in a commensurate capacity or he has not been commensurately compensated or (c) by the Company at any time during the three years following a change in control other than for cause, the executive would be entitled to receive, subject to certain conditions, a payment. This payment would basically be the salary and the awards under the Incentive Compensation Plan that the Executive would have received for (i) the next two years (or until the executive's retirement date if earlier) if the termination was under situation (a) above or (ii) for three years (or until the executive's retirement date if earlier) if the termination was under situations (b) or (c) above.

                 BOARD PROPOSALS TO PRESERVE TAX DEDUCTIBILITY

  Under the Omnibus Budget Reconciliation Act of 1993, The Internal Revenue Code of 1986 (the "Code") was amended to limit to $1 million the allowable deduction for compensation paid by a publicly held company to the Chief Executive Officer and to each of the other four most highly compensated executive officers. This limitation, however, does not apply to performance-based compensation that is tied to objective performance standards which have been established by a compensation committee of the Board consisting solely of outside directors and the material terms of which have been approved by the shareholders. Based on the Company's review of the Code and interpretation of the related regulations, the Board of Directors is proposing to adopt the Executive Officers' Annual Incentive Compensation Plan and the Executive Officers' Total Shareholder Return Plan in order to allow compensation paid thereunder to be deductible.

PROPOSAL No. 1--APPROVE EXECUTIVE OFFICERS' ANNUAL INCENTIVE COMPENSATION PLAN

Establishment of Performance-Based Annual Incentive Compensation Plan Intended
  to Preserve Tax Deductibility Under Section 162(m) of the Internal Revenue
                                     Code

  The Board unanimously recommends that the shareholders approve the PPG Industries, Inc. Executive Officers' Annual Incentive Compensation Plan (the "Annual Plan") to establish a performance-based plan for executive officers that provides annual incentive opportunities linked directly to specific performance measures and is intended to preserve the tax deductibility of PPG's compensation expenses.

  Eligibility. The Annual Plan would apply to the Chief Executive Officer and each of the other four most highly compensated executive officers as defined by Section 162(m) of the Code (the "Covered Employees").

  Purpose. The Board intends that payments under the Annual Plan will qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Annual Plan has been designed by the Officers-Directors Compensation Committee (the "Committee") to meet these criteria. Adoption of the Annual Plan would mean that the Covered Employees would be covered by the Annual Plan in lieu of the existing PPG Industries, Inc. Incentive Compensation and Deferred Income Plan for Key Employees (the "Existing Annual Plan"), which would continue to cover other eligible employees.

  Awards under the Annual Plan. The Annual Plan would establish a performance goal prohibiting the payment of any annual bonuses to the Covered Employees unless there are positive "Consolidated Earnings" (as defined below) for the year for which the bonuses are paid. The maximum amount that may be credited to the fund (the "Annual Pool") from which bonuses are paid to the Covered Employees is 1.0% of Consolidated Earnings. The maximum annual bonus that may be payable to an individual who is Chief Executive Officer would be limited to 30% of the Annual Pool for such year. The maximum annual bonus that may be payable to the next two most highly compensated of the other Covered Employees would be limited to 20% of the Annual Pool for such year. The maximum annual bonus that may be payable to each of the other Covered Employees would be limited to 15% of the Annual Pool for such year.

  Under the Annual Plan, the Committee does not have discretion to increase any award beyond the above maximums. The Committee reserves the right to exercise negative discretion to reduce the amount of, or to eliminate, an award that would otherwise be payable. The Committee would exercise this discretion within the above maximums in determining the amount of individual awards, and may utilize performance factors similar to those discussed on p. 9 under "Annual Compensation Programs" in the "Compensation Committee Report on Executive Compensation," subjective criteria or other criteria as the Committee deems appropriate in doing so.

  As proposed, "Consolidated Earnings" would mean income from continuing operations of the Company and its consolidated subsidiaries before deduction of income taxes and minority interest, as shown on the audited annual statement of income of the Company, reduced by the pre-tax amount of non-recurring gains and increased by the pre-tax amount of non-recurring charges. As such, income from continuing operations will exclude the effects of extraordinary items, gain or loss on the disposal of a business segment, and the cumulative effects of changes in accounting principles, net of related tax effects, as determined in accordance with generally accepted accounting principles.

  The following chart shows: (1) the maximum amount available for each Covered Employee as an award under the Annual Plan, if it had been in effect in 2000;
(2) the amount of the award that each Covered Employee would have received under the Annual Plan (after the exercise of the Committee's negative discretion, if applicable), if the Annual Plan had been in effect in 2000; and
(3) the actual award paid in 2000 under the Existing Annual Plan. The chart does not include non-executive directors or non-executive employees as they are not covered by the Annual Plan.

                                             Estimated Award     Actual Award
                            Max. Award Under After Negative       Paid Under
                              Annual Plan      Discretion    Existing Annual Plan
       Covered Employee(1)        ($)              ($)               ($)
       -------------------  ---------------- --------------- --------------------
Chief Executive
 Officer...............         3,051,000         850,000           850,000

Second Most Highly
 Compensated Covered
 Employee..............         2,034,000         400,000           400,000

Third Most Highly
 Compensated Covered
 Employee..............         2,034,000         370,000           370,000

Other Covered Employee.         1,525,500         240,000           240,000

Other Covered Employee.         1,525,500         240,000           240,000

All Executive Officers
 as a Group............        10,170,000       2,100,000         2,100,000

------
(1) As of December 31, 2000, the Covered Employees were as follows: The CEO was R. W. LeBoeuf, Chairman and Chief Executive Officer; the next two most highly compensated Covered Employees were F. A. Archinaco, Executive Vice President, and C. E. Bunch, Executive Vice President; and the other Covered Employees were W. H. Hernandez, Sr. Vice President, Finance, and
     J. C. Diggs, Sr. Vice President and General Counsel.

  Form and Payment of Awards. All awards may be paid in cash, PPG Common Stock, or a combination of both. Awards under the Existing Annual Plan have usually been paid 80% in cash and 20% in stock. The Board has authorized the issuance of up to 100,000 shares of stock each year, if necessary, for any awards that may be paid in the form of stock.

  Administration. The Annual Plan is administered by the Committee, which is composed of independent directors who are not eligible to participate in the Annual Plan.

  Amendment. The Board of Directors may amend or terminate the Annual Plan at any time. However, no amendment shall (1) expand the class of eligible employees, (2) increase either the funding of the Annual Pool or the maximum award to an individual Covered Employee, or (3) change the definition of Consolidated Earnings, without the consent of the Company's shareholders.

  Accelerated Payment. The Annual Plan provides that payment of awards will be accelerated under certain circumstances, including the purchase of shares pursuant to a tender offer (other than an offer by the Company) for the Common Stock, a merger in which the Company will not survive as an independent publicly-owned corporation, or other similar events (a "Change of Control"). In the event such Change of Control occurs or is reasonably threatened in the first six months of an award year, the Covered Employee would receive 50% of the maximum award that would have been achieved (as reduced by the Committee's negative discretion, if applicable) based on the Consolidated Earnings for the 12 months prior to the month in which the Change of Control occurs. In the event such Change of Control occurs or is reasonably threatened after the sixth month of an award year, the Covered Employee would receive 100% of the maximum award that would have been achieved (as reduced by the Committee's negative discretion, if applicable) based on the Consolidated Earnings for the 12 months prior to the month in which the Change of Control occurs.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE EXECUTIVE OFFICERS' ANNUAL INCENTIVE COMPENSATION PLAN.

                  PROPOSAL No. 2--APPROVE EXECUTIVE OFFICERS'
                         TOTAL SHAREHOLDER RETURN PLAN

   Establishment of Performance-Based Long-Term Incentive Compensation Plan Intended to Preserve Tax Deductibility Under Section 162(m) of the Internal
                                 Revenue Code

  The Board unanimously recommends that the shareholders approve the PPG Industries, Inc. Executive Officers' Total Shareholder Return Plan (the "Long-Term Plan") to establish a performance-based plan for executive officers that provides long-term incentive opportunities linked directly to specific performance measures and is intended to preserve the tax deductibility of PPG's compensation expenses.

  Eligibility. The Long-Term Plan would apply to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers as defined by Section 162(m) of the Code (the "Covered Employees").

  Purpose. The Board intends that payments under the Long-Term Plan will qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Long-Term Plan has been designed by the Officers-Directors Compensation Committee (the "Committee") to meet these criteria. Adoption of the Long-Term Plan would mean that the Covered Employees would be covered by the Long-Term Plan in lieu of the existing PPG Industries, Inc. Total Shareholder Return Plan for Key Employees (the "Existing TSR Plan"), which would continue to cover other eligible employees.

  Award Period. Each award will be granted for a period of three years (an "Award Period").

  Terms of the Awards. No later than 90 days after the commencement of an Award Period, the Committee will determine the amount or potential range of an award and establish specific and objective performance measures for each Covered Employee ("Award Goals"). The Committee shall utilize one or more of the following business or financial criteria in establishing the Award Goals for each eligible participant: (1) A comparison of where the total shareholder return of PPG Common Stock (stock price plus accumulated dividends) ranks among the total shareholder return for companies in a relevant stock index;
(2) Return on Capital; (3) Cash Return on Capital; (4) Return on Equity; (5) Earnings (pre-tax or after-tax); and (6) Earnings Growth.

  Awards under the Long-Term Plan. Only one award may be granted to any Covered Employee in a given year. The maximum amount that may be granted to an individual who is Chief Executive Officer would be limited to 250,000 shares of Common Stock for any Award Period. The maximum amount that may be granted to either of the next two most highly compensated Covered Employees would be limited to 150,000 shares of Common Stock for any Award Period. The maximum amount that may be granted to any other Covered Employee would be limited to 100,000 shares of Common Stock for any Award Period. The Committee may exercise negative discretion to reduce the amount of, or to eliminate, an award that would otherwise be payable. Awards may earn dividend equivalents that are credited in the form of stock equivalents under the PPG Deferred Compensation Plan.

  The following chart shows: (1) the potential maximum amount available for each Covered Employee as an award under the Long-Term Plan, if the awards had been in effect for a three-year Award Period and all Award Goals were met; (2) the maximum amount of the award that each Covered Employee could have received under the Long-Term Plan if the Long-Term Plan had been in effect for a three-year Award Period based on the outstanding TSR grants made in 1999 and all Award Goals were met; (3) the amount of the award that each Covered Employee would have received under the Long-Term Plan if the Long-Term Plan had been in effect for a three-year Award Period based on the outstanding TSR grants made in 1999, and if such Award Period had ended on December 31, 2000; and (4) the amount of the award that would have been paid in 2000 under the Existing TSR Plan for the outstanding TSR grants made in 1999 if the Award Period had ended on December 31, 2000. The chart does not include non-executive directors or non-executive employees as they are not covered by the Long-Term Plan.

                                           Max. Award for 1999 Estimated Award Estimated Award
                          Max. Award Under  TSR Grants Under   Under Long-Term Under Existing
                           Long-Term Plan    Long-Term Plan         Plan          TSR Plan
  Covered Employee(1)      (# of shares)      (# of shares)     (# of shares)   (# of shares)
  -------------------     ---------------- ------------------- --------------- ---------------
Chief Executive Officer.      250,000             66,000               0               0

Second Most Highly
 Compensated Covered
 Employee...............      150,000             18,700               0               0

Third Most Highly
 Compensated Covered
 Employee...............      150,000             15,400               0               0

Other Covered Employee..      100,000             11,000               0               0

Other Covered Employee..      100,000             11,000               0               0

All Executive Officers
 as a Group.............      750,000            122,100               0               0

------
(1) As of December 31, 2000, the Covered Employees were as follows: The CEO was R. W. LeBoeuf, Chairman and Chief Executive Officer; the next two most highly compensated Covered Employees were F. A. Archinaco, Executive Vice President, and C. E. Bunch, Executive Vice President; and the other Covered Employees were W. H. Hernandez, Sr. Vice President, Finance, and
     J. C. Diggs, Sr. Vice President and General Counsel.

  Form and Payment of Awards. All awards may be paid in cash, PPG Common Stock, or a combination of both. The maximum aggregate number of shares of Common Stock that may be paid out for all Covered Employees under the Long-Term Plan shall not exceed 1,000,000 shares without shareholder approval. It is the Committee's intent that any award granted to a Covered Employee under the Existing TSR Plan will be adopted by the Committee and paid out under the Long-Term Plan if the Committee determines that (1) objective Award Goals were established under the Existing TSR Plan no later than 90 days after the commencement of the relevant Award Period, (2) the awards granted under the Existing TSR Plan do not exceed the relevant maximums set forth in the Long-Term Plan, (3) the Award Goals have been met, (4) the material terms, including business criteria, of the awards granted under the Existing TSR Plan do not differ from the Long-Term Plan, as approved by the Company's shareholders, and (5) payment of such awards satisfy the requirements of
Section 162(m) of the Code.

  Administration. The Long-Term Plan is administered by the Committee, which is composed of independent directors who are not eligible to participate in the Long-Term Plan.

  Amendment. The Board of Directors may amend or terminate the Long-Term Plan at any time. However, no amendment shall (1) expand the class of eligible employees, (2) increase either the maximum award to an individual Covered Employee or the maximum aggregate number of shares payable, or (3) change the list of business or financial criteria to be used to establish Award Goals, without the consent of the Company's shareholders.

  Accelerated Payment. The Long-Term Plan provides that payment of awards will be accelerated under certain circumstances, including the purchase of shares pursuant to a tender offer (other than an offer by the Company) for the Common Stock, a merger in which the Company will not survive as an independent publicly-owned corporation, or other similar events (a "Change of Control"). In the event a Change of Control occurs or is reasonably threatened, all long-term awards for any Award Period not yet ended may be deemed to have been earned on such basis as the Committee shall prescribe.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE EXECUTIVE OFFICERS' TOTAL SHAREHOLDER RETURN PLAN.

                       PROPOSALS OF CERTAIN SHAREHOLDERS

  The Company has been notified that the following shareholders intend to present the proposals set forth below for consideration at the Annual Meeting. The address of the shareholder proponents will be supplied promptly to shareholders upon oral or written request to the Secretary of PPG.

            PROPOSAL No. 3--REGARDING DECLASSIFICATION OF THE BOARD

  The Teamsters General Fund, the owner of 60 shares of PPG stock, has submitted the following shareholder proposal:

  "RESOLVED: That the stockholders of PPG Industries ("PPG") urge the Board of Directors ("the Board") to take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections, in a manner that does not affect the unexpired terms of directors previously elected.

                      SHAREHOLDER'S SUPPORTING STATEMENT

  "PPG's Board has three classes of directors serving staggered three-year terms. An individual director faces election only once every three years, and shareholders vote on roughly a third of the board each year.

  "Annual elections can pave the way for improved board sensitivity to important shareholder issues. Particularly, it can help speed the diversification of PPG's Board and introduce new perspectives.

  "Additionally, a declassified board allows the company to respond quickly to changes by giving the board the option to appoint candidates that are more qualified each year. A declassified board can help give PPG the flexibility it needs as it progresses into the 21st Century.

  "The evidence shows that shareholders are fed up with classified boards. This is especially true for employee shareholders. This past year, majorities of shareholders voted to declassify boards at a plethora of companies, including Airborne Freight (73%), Baxter International (60.4%), Eastman Chemical (70%), Eastman Kodak (60.7%), Lonestar Steakhouse & Saloon, Inc. (79%), Silicon Graphics (81.1%), United Health Group (75.7%), Weyerhaeuser (58%) and Kmart/1/ (68.5%). In 1999, shareholders voted to declassify boards with a majority at Cendant, Cooper Tire & Rubber, Kaufman & Broad Home, Oregon Steel and Tenneco. In 1998, Walt Disney Company agreed to change the by-laws after the resolution passes with 65% of the vote. More than 70% of shareholders demanded the same at Fleming and Eastman Kodak.

  "By adopting annual elections, PPG demonstrates fuller accountability to shareholders.

  "We urge you to vote YES for this proposal."
--------
"/1/At Kmart, the proposal was binding and received 68.5% of ballots cast,
 45.78% of shares outstanding. Kmart's by-laws require support of 58% of shares outstanding."
                                 ------------

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

  PPG's Board of Directors has been divided into three classes, serving staggered three-year terms, for over 17 years. Shareholders initially approved classification of the Board at the Company's 1983 Annual Meeting of Shareholders with an overwhelming 88% of the votes supporting classification. PPG's shareholders voted to extend the classified Board structure indefinitely in 1987 with 80% supporting the measure. The Board continues to believe that the election of Directors by classes is in the best interests of the Company and its shareholders and should not be changed. The Board rejects the notion that Directors elected every three years are less accountable to the shareholders than Directors elected annually. Each Director is subject to the same standard of performance and responsibility to shareholders regardless of the length of the Director's term of office.

  A classified Board provides benefits to the Company, our shareholders and our employees. Staggering the election of Directors improves the Company's ability to implement a long-term strategy, increases the premiums paid to shareholders in the event of a takeover, and protects employees' jobs from abusive takeover tactics. Simply put, the Teamsters' proposal is bad for the Company, bad for our shareholders, and bad for our employees.

  First, a classified Board is better for the Company. The election of Directors by classes allows continuity and consistency of business strategy and policy. It also permits the Company to implement a long-term strategy and to focus on long-term performance, all with a goal of enhancing shareholder value. A classified Board helps ensure that a majority of the Directors at any given time have experience as Directors of the Company and are knowledgeable about its business. At the same time, through the annual election of one-third of the Board, the shareholders have an opportunity each year to review the effectiveness of the Board and to make changes in the composition of the Board without wholesale and disruptive changes at one time.

  Second, a classified Board is better for our shareholders. The security of a three-year term helps assure the independence of Directors so they can better represent the interests of the Company and its shareholders. The election of Directors by classes reduces the vulnerability of the Company to hostile and abusive takeover tactics and encourages potential acquirers to negotiate with experienced Directors. Dividing the Directors into three classes means a change in the composition of a majority of the Board normally requires at least two shareholder meetings, instead of one. Therefore, a classified Board does not preclude unsolicited acquisition offers, but it improves the incumbent Board's ability to maximize the value of an appropriate acquisition to all shareholders and other constituents. Numerous studies have confirmed that takeover premiums are greater for companies that have takeover defenses. Several of these studies are discussed in an article by Richard H. Koppes et. al, Corporate Governance Out of Focus: The Debate Over Classified Boards, THE BUSINESS LAWYER, Vol. 54 (May 1999) p. 1049. Thus, our classified Board can increase shareholder value in the event of a takeover.

  Third, a classified Board is better for our employees. The Teamsters state that their proposal would benefit "employee shareholders." In truth, by encouraging hostile and abusive takeover tactics, the Teamsters' proposal could threaten the job security of the Company's employees who, together with retirees, own approximately one-sixth of PPG's shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD OF DIRECTORS.
                                 ------------

    PROPOSAL No. 4--REGARDING ADOPTION OF A WORKPLACE CODE OF CONDUCT BASED
                ON INTERNATIONAL LABOR ORGANIZATION CONVENTIONS

  The Amalgamated Bank of New York LongView Fund ("LongView"), the owner of 3,000 shares of PPG stock, has submitted the following shareholder proposal:

    "The shareholders urge the Board of Directors to adopt, implement and enforce a workplace code of conduct based on the International Labor Organization's ("ILO") Conventions on workplace human rights, including the following principles:

  "1. All workers shall have the right to form and join trade unions and to bargain collectively (ILO Conventions 87 and 98).
  "2. Workers' representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions (ILO Convention 135).
  "3. There shall be no discrimination or intimidation in employment. PPG shall provide equality of opportunity and treatment regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics (ILO Conventions 100 and 111).
  "4. Employment shall be freely chosen. There shall be no use of forced
      (including bonded or voluntary) prison labor (ILO Conventions 29 and 105).
  "5. There shall be no use of child labor (ILO Convention 138)."

                      SHAREHOLDER'S SUPPORTING STATEMENT

  "PPG is a global corporation, and its international operations and sourcing arrangements can expose the Company to a variety of risks. This resolution is designed, therefore, to manage the risk of the Company becoming a party to serious human rights violations in the workplace. For example, PPG operates plants or owns an equity interest in operations in China, where, according to the U.S. State Department, Amnesty International and Human Rights Watch, human rights are not adequately protected by law and/or public policy.

  "The success of many PPG businesses depends on consumer and governmental goodwill. Since PPG's brand name is one of the Company's most significant assets, PPG would benefit from adopting and enforcing a code of conduct based on ILO conventions that would ensure that the Company is not associated with human rights violations in the workplace. Such action would protect PPG's brand name and/or its relationships with its customers and the numerous governments under which the Company operates and with which it may do business.

  "Also, institutional investors are increasingly concerned with the impact of company workplace practices on shareholder value. At least two of the world's largest pension funds have adopted responsible contractor and workplace practice guidelines. The adoption and enforcement of an effective code of conduct would increase attractiveness to the institutional investor community.

  "We urge you to vote FOR this resolution."
                                 ------------

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL NO. 4 FOR THE FOLLOWING REASONS:

  PPG is strongly committed to maintaining high standards with respect to workplace human rights. We already have policies and practices in place to address the subjects mentioned in this shareholder proposal. And, the proponents of this proposal have not suggested that PPG has failed to meet any appropriate workplace standards. We believe PPG's existing policies and practices have worked well and there is no need to adopt new policies.

  The policies we have adopted to help assure high workplace standards include PPG's Business Conduct Policies, Global Code of Ethics, Equal Opportunity Policy and Blueprint statement of our mission, common values, strategies and key goals. These policies set forth PPG's commitment to enforcing high ethical standards, providing a safe and healthy working environment, prohibiting discriminatory practices and requiring equal opportunity, and complying with all employment laws and PPG's own high standards with respect to work place conditions.

  PPG also has implemented procedures to assure compliance with and enforcement of these principles. We conduct an annual certification to confirm that employees have read, understand, and are in compliance with our Business Conduct Policies. PPG has a Global Ethics Committee that regularly examines whether our policies are being enforced. We also maintain a hotline to encourage employees to report possible violations of our policies and Global Code of Ethics.

  We do not believe PPG needs to adopt new policies on workplace human rights. We think we can be most effective by continuing to focus our efforts on enforcing our existing standards and policies rather than introducing a new and duplicative statement of principles.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL REGARDING ADOPTION OF A WORKPLACE CODE BASED ON INTERNATIONAL LABOR ORGANIZATION CONVENTIONS.

                                   AUDITORS

  The Board of Directors, based on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as Auditors for the Company for the year 2001. Deloitte & Touche LLP have been regularly engaged by the Company for many years to examine the Company's annual financial statements and for other purposes. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

  During 2000, the Company retained its principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") to provide services in the following categories and amounts:

Fees for audit of the consolidated financial statements of PPG
 Industries, Inc.                                                $1,660,000
Financial Information Systems Design and Implementation Fees(1)  $       --
All Other Fees(1)                                                $2,020,000

------
(1) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite--500 Stock Index ("S&P 500 Index"), the Dow Jones Industrial Diversified Index and the Standard and Poor's Basic Materials Index ("S&P Basic Materals Index") for the five year period beginning December 31, 1995 and ending December 31, 2000. The S&P 500 Index and the S&P Basic Materials Index data presented in the graph are based on the companies that comprised those Indexes at the time the graph was prepared on February 8, 2001. During 2000, the Dow Jones Company changed the companies that comprise the Dow Jones Industrial Diversified Index. PPG believes that the S&P Basic Materials Index now provides a better basis for comparison with the Company's Common Stock. The data shown on the graph for the Dow Jones Industrial Diversified Index are based on the companies in that Index prior to the 2000 change, and the 2000 data point was calculated for the companies that comprised the Index prior to the change. The information presented in the graph assumes that the investment in the Company's Common Stock and each Index was $100 on December 31, 1995 and that all dividends were reinvested.

          Comparison of Five-Year Cumulative Total Shareholder Return
         PPG Industries, Inc., Dow Jones Industrial Diversified Index,
                  S&P Basic Materials Index and S&P 500 Index

            1995       1996       1997       1998       1999       2000
PPG         $100       $127       $133       $139       $154       $119
DJID        $100       $129       $169       $195       $212       $161
S&P Basic   $100       $116       $126       $118       $150       $131
S&P 500     $100       $123       $164       $211       $255       $232

                                 MISCELLANEOUS

Vote Required

  The Annual Meeting of Shareholders will not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum. Votes withheld and abstentions will be counted but broker non-votes will not be counted in determining the presence of a quorum.

  In the election of Directors, the number of nominees to be elected in each class who receive the greatest number of votes cast at the Annual Meeting by the holders of the Common Stock present in person or by proxy and entitled to vote, assuming the presence of a quorum, will be elected as Directors for a term of three years or their earlier resignation or retirement. Since no written notice was received by the Company from a shareholder that a nomination would be made by the shareholder at the Meeting pursuant to the nomination procedure provided for in the Company's bylaws, votes may only be cast for, or withheld from, the Company's nominees.

  To be approved, each proposal requires a majority of the votes cast on the proposal, assuming the presence of a quorum. Even if proposal No. 3 or No. 4 is approved by the shareholders, it will only represent an expression of the wishes of the shareholders and will not be binding on the Board of Directors. The Board would still be required to determine whether a change in the present system of electing Directors or the adoption of a new code of conduct is in the best interests of the Company and could decide, in the exercise of its business judgment, to retain the existing classified Board and to refrian from adopting a new code of conduct.

  Pennsylvania law provides that abstentions, votes withheld and broker non-votes are not votes cast. Therefore, with respect to the election of Directors and the consideration of the proposals, abstentions, votes withheld and broker non-votes do not count either for or against such election.

Solicitation Costs

  The costs of the solicitation of proxies will be borne by the Company. Arrangements may be made by the Company with brokerage houses and other custodians, nominees and fiduciaries for them to forward solicitation materials to the beneficial owners of the shares such brokerage houses and other custodians, nominees and fiduciaries hold of record, and the Company may reimburse them for the reasonable expenses they incur in so doing. To assist in the solicitation of proxies, the Company has engaged D. F. King & Co. for a fee of $12,000, plus out-of-pocket expenses. Directors, Officers or regular employees of the Company may, without additional compensation therefor, also make solicitations.

Shareholder Proposals for the Next Annual Meeting

  Shareholders intending to present business for consideration at the year 2002 Annual Meeting of Shareholders must give notice to the Secretary of the Company within the same time limits as set forth on page 7 for nomination of Directors and such business must otherwise be a proper matter for shareholder action. If, as expected, the year 2002 Annual Meeting of Shareholders is held on April 18, 2002 (the third Thursday of April, 2002), then to be timely the notice must be received by the Secretary of the Company not later than January 17, 2002, in order to be brought before the Meeting. To be eligible for inclusion in the Proxy Statement and Proxy Card relating to such Annual Meeting the notice must be received by the Secretary of the Company not later than November 5, 2001.

Section 16(a) Reporting

  The Directors and Executive Officers of the Company are required to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, the required filings of all such Directors and Executive Officers were filed timely.

Other Matters

  So far as is known, no matters other than those described herein are expected to come before the Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters which may properly come before the Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the Proxy Card that the shares represented thereby are not to be voted on such other matters.

                                              Pittsburgh, Pennsylvania
                                              March 6, 2001

                                   Exhibit A

                             PPG INDUSTRIES, INC.
                            AUDIT COMMITTEE CHARTER

Audit Committee Composition

  The Audit Committee (the "Committee") shall be appointed by the Board of Directors of the Company and comprised of at least three directors, each of whom shall, in the business judgment of the Board of Directors, have no relationship to the Company that interferes with the exercise of their independence from management and the Company. Those directors shall satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

  The Board of Directors shall appoint one of the members of the Committee to be chairman of the Committee.

Audit Committee Purpose

  The purpose of the Committee is to assist the Board of Directors:

  .  In its oversight of the Company's external financial reporting process.

  . In its oversight of the system of internal controls that has been established to ensure the reliability of the Company's published financial statements.

  . In selecting, evaluating and, where deemed appropriate, replacing the principal outside auditors (the "outside auditors").

Resources and Authority of the Audit Committee

  The Committee has the authority to conduct any investigation appropriate to fulfilling its duties and it has direct access to the outside auditors as well as anyone in the Company. The Committee has the ability to retain, at the Company's expense, special accounting, legal, or other experts it deems necessary in the performance of its duties.

Meetings of the Audit Committee

  The Committee shall meet three times annually, or more frequently if circumstances dictate. The Committee should meet after each of the three meetings with the senior executive of the internal auditing department and the outside auditors in separate executive sessions to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately.

  The Committee may request any officer or employee of the Company, outside auditors, or other parties to attend a meeting of the Committee, or to meet with any members of, or consultants to, the Committee.

Audit Committee Duties and Powers

  The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation, and integrity of the Company's financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with applicable accounting standards and laws and regulations.

  The outside auditors are responsible for planning and carrying out an audit and reviews, in accordance with professional auditing standards, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q.

  In fulfilling their duties under this Charter, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations, absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

  To carry out its purposes, the Committee shall have the following duties and powers:

 With respect to the outside auditors:

1. Instruct the outside auditors that they are ultimately accountable to the Board of Directors and the Committee.

2.  Review the independence of the outside auditors. As to independence:

  . Ensure that the outside auditors prepare and deliver annually a formal written statement (the "Statement ") delineating all relationships between the auditors and the Company (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company's outside auditors, and recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence.

  . Review the fees paid to the outside auditors for audit and non-audit services.

3.  Evaluate the performance of the outside auditors.

4. Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with professional standards.

 With respect to the internal auditing department:

5. Review the appointment and replacement of the senior executive of the internal auditing department.

 With respect to financial reporting and internal controls:

6. Advise management, the internal auditing department, and the outside auditors that they are expected to provide to the Committee timely information as to items of significance impacting upon financial reporting.

7. Consider any reports or communications (and management's responses thereto) submitted to the Committee by the outside auditor required by or referred to in Statements on Auditing Standards No. 61 ("Communication With Audit Committees") and No. 71 ("Interim Financial Information"). Such reports or communications could provide information related to significant audit adjustments, the process used by management in formulating accounting estimates, and the auditor's judgements about the quality of the Company's accounting principles as applied in its financial reporting.

8. Discuss the Company's annual financial statements with financial management and the outside auditors prior to the filing of the Form 10-K.

9. Discuss the internal auditing department's objectives, the scope of the auditing planned to be performed by the department and the outside auditors, and any coordination of those audit activities.

10. Review the form of opinion the outside auditors propose to render on the annual financial statements.

 With respect to reporting by and recommendations from the Committee:

11. Provide a recommendation to the Board of Directors as to whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

12. Prepare a report to shareholders, for inclusion in the annual proxy statement, as required by the Securities and Exchange Commission.

13. Annually recommend to the Board of Directors the appointment of the outside auditors (or when circumstances warrant, recommend replacement of the outside auditors).

14. Review this Charter at least annually as to its adequacy and recommend any changes to the Board of Directors for their approval. Publish this Charter in the Company's proxy statement in accordance with SEC regulations.

15. Report the Committee's activities to the Board of Directors on a regular basis.

 Other Audit Committee Duties:

16. Perform an annual assessment of the Committee's performance during the preceding year.

17. Discuss the scope of services and fees paid to audit firms other than the outside auditor to perform audit services.

18. Perform such other duties as may be assigned by the Board of Directors or deemed appropriate by the Audit Committee within the context of this Charter.

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC.
      FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 19, 2001.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 6, 2001, hereby appoints R.W. LeBoeuf, J.C. Diggs and M.C. Hanzel, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc., (the "Company") that the undersigned would be entitled to vote if personally present at the 2001 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.


The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director proposed by the Board of Directors (those nominees are James G. Berges, Erroll
B. Davis, Jr., Allen J. Krowe and Robert Mehrabian), FOR proposals 1 and 2 and AGAINST proposals 3 and 4. Shares to be voted FOR the election of the nominees proposed by the Board of Directors will be voted cumulatively in the discretion of the proxies for any nominees other than nominees with respect to whom authority to vote FOR has been withheld. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the Shareholder Investor Services Program; in the PPG Industries Employee Savings Plan and in the PPG Canada Inc. Employee Savings Plan.


Please complete, sign and date this Card on the reverse side and return it promptly in the enclosed reply envelope.

                                                           Please mark
                                                           your vote as   [X]
                                                           indicated in
                                                           this example

                      PROXY AND VOTING INSTRUCTION CARD

ELECTION OF FOUR DIRECTORS.

PPG'S DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES     FOR         WITHHELD
                                                        [ ]            [ ]
(JAMES G. BERGES, ERROLL B. DAVIS, JR., ALLEN J. KROWE
AND ROBERT MEHRABIAN)

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

________________________________________________________

BOARD PROPOSALS TO PRESERVE TAX DEDUCTIBILITY
                                                           FOR  AGAINST  ABSTAIN
                                              BOARD
1. TO APPROVE THE EXECUTIVE OFFICERS'     RECOMMENDATION   [ ]    [ ]      [ ]
   ANNUAL COMPENSATION PLAN                    FOR

2. TO APPROVE THE EXECUTIVE OFFICERS'          FOR         [ ]    [ ]      [ ]
   TOTAL SHAREHOLDER RETURN PLAN

3. REGARDING DECLASSIFICATION OF             AGAINST       [ ]    [ ]      [ ]
   THE BOARD

4. REGARDING A WORKPLACE CODE OF             AGAINST       [ ]    [ ]      [ ]
   CONDUCT BASED ON ILO CONVENTIONS

SIGNATURE(S)____________________________________________ DATE __________________
NOTE: Please sign as name(s) appear hereon. Give full title if signing for a corporation or partnership or as attorney, agent or in another representative capacity.